Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders of Interlink Electronics, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 033-93066, 333-39371 and 333-53870) on Form S-8 of Interlink Electronics, Inc. of our report dated February 4, 2003, relating to the consolidated balance sheets of Interlink Electronics, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year then ended, which report appears in the December 31, 2002, annual  report on Form 10-K of Interlink Electronics, Inc.

KPMG LLP

Los Angeles, California
February 27, 2003